PERSONAL AND CONFIDENTIAL

October 2, 1996


Mr. Thomas W. Bartlett
c/o Olshan Demolishing Management, Inc.
3575 West 12th Street
Houston, TX  77008


         Re:      Employment Security Agreement


Dear Bill:


     In light of the recent developments at NSC Corporation ("NSC"), NSC wishes to offer you this Employment Security Agreement in appreciation of your past dedicated service and to provide you with peace of mind.

     In consideration of the payments and other security listed below, you agree to continue your employment with NSC and provide your full cooperation and assistance to NSC.

     1. Term. The Term of the Agreement shall be for a period commencing on the date hereof and ending on December 31, 1998.

     2. Base Salary. Your current base salary will not be reduced during the Term and will be subject to normal increases which are in the discretion of management.

     3. Execution Bonus. Upon the execution and delivery of this agreement by you, NSC shall pay to you, in one single lump sum, a one-time execution bonus in the amount of Twenty Thousand ($20,000.00) Dollars.

     4. Supplemental Bonus and Guaranteed Minimum Bonus. With respect to any bonus payable to you under any incentive compensation plan provided by NSC for its senior personnel ("Plan"), (i) if you remain employed with NSC through December 31, 1997, NSC agrees to pay you a supplemental bonus in an amount equal to thirty-five (35%) percent of any bonus payable to you under the 1997 Plan and
(ii) if you remain employed with NSC through the end of the Term, NSC agrees to pay you a supplemental bonus in an amount equal to thirty-five (35%) percent of any bonus payable to you under the 1998 Plan; provided, however, that, regardless of the amount of any bonuses payable to you under the 1997 and 1998 Plans, the amount of each supplemental bonus to be paid to you by NSC for each such year shall in no event be less than Fifteen Thousand ($15,000.00) Dollars, or Thirty Thousand ($30,000.00) in the aggregate for both years ( the "Guaranteed Minimum Bonus").

     5. Transaction Bonus. In the event of a sale of NSC during the Term to an entity unrelated to NSC or its major shareholders, Rust International, Inc. and OHM Corporation, if you remain employed with NSC through the closing of the sale, NSC will pay you a transaction bonus equal to two (2) times your monthly base salary for your assistance and cooperation in facilitating the closing of the sale. NSC will pay said transaction bonus to you as soon as reasonably practicable following the date of the closing. Payment of such bonus will be subject to normal withholding.

     6. Stock Options. Any otherwise exercisable stock options will remain in effect, in accordance with the terms of the stock option plan under which they were issued, during any period of employment with NSC and any subsequent period during which you may be receiving severance pay. However, in the event of a transaction involving NSC, which under the terms of the stock option plan would cause the options to terminate, NSC will use its reasonable efforts to cause the exercisability of the options to be accelerated.

     7. (a) Termination Without Cause. If you are terminated by NSC without Cause prior to the end of the Term, NSC will pay you (i) an amount equal to the greater of (a) the amount of the base salary remaining to be paid during the Term, or (b) one year of continued base salary (payable in the same manner as regular salary), measured by your base salary in effect on the date of your termination and (ii) the Guaranteed Minimum Bonus payment(s) (as provided for in paragraph 4) for the balance of the Term. NSC will also provide you with one year's continued coverage under NSC's medical and dental plans at the rate applicable to active employees. (The foregoing period of continued salary and benefits is hereinafter referred to as the "Severance Period.") Notwithstanding the foregoing, your payments under this paragraph 7(a) can, at your election, be paid in a single lump sum.

     (b) Severance. If you are terminated by NSC without Cause after the expiration of the Term of this Agreement, you shall be entitled to receive severance pay for a period of one (1) year from the date of your termination at your annual base salary then in effect, payable in the same manner as regular salary, together with one year's continued coverage under NSC's medical and dental plans at the rate applicable to active employees.


     (c) Cause. For purposes of this Agreement, Cause shall mean any act of dishonesty or theft, willful misconduct, act of gross negligence, or the willful and continued failure or your refusal to perform assigned duties (other than caused by a disability, which for purposes of this Agreement shall mean your total and permanent incapacity to perform the duties you were performing immediately prior to the onset of such disability).

     8. Survivor's Benefit. In the event of your death before the end of the Term, or during the course of any applicable Severance Period, your spouse, if any, shall receive the full (or, if your death occurs during any applicable Severance Period, the remainder of the) period of continued base salary and medical and dental coverage set forth in paragraph 6 or 7 above. Further, your spouse, if any, shall receive the Guaranteed Minimum Bonus due with respect to the year of your death under paragraph 4 above.

     9. Affirmation. As further consideration for the payments and other security set forth above, by signing this Agreement you agree to abide by the covenants and agreements set forth in Exhibit A attached hereto.


     10. Assignment. You may not assign your rights or obligations hereunder. The rights and obligations of NSC hereunder shall inure to the benefit of and shall be binding upon its respective successors and assigns. NSC shall use its reasonable efforts to ensure that any purchaser of the business of NSC offers the same or substantially equivalent plans as the medical, dental, and vehicle allowance plans currently offered by NSC.

     11.       General Provisions.


     (a) This Agreement shall be subject to and governed by the laws of the Commonwealth of Massachusetts without regard to its choice of law principles.


     (b) Failure to insist upon strict compliance with any provision(s) hereof shall not be deemed a waiver of such provision(s) or any other provision hereof. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any paragraph or a part of a paragraph so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.


     (c) This Agreement shall not be altered, amended, or modified except by written instrument executed by NSC and you. A waiver of any term, covenant, agreement, or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement, or condition, and any waiver of any default in any such term, covenant, agreement, or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement, or condition.

     (d) For purposes of this Agreement and each of the Exhibits attached hereto, the term "NSC" shall mean and include NSC Corporation and each of its subsidiaries, including, but not limited to, National Surface Cleaning, Inc., National Service Cleaning Corp., Olshan Demolishing Management, Inc., NSC Energy Services, Inc. and NSC Specialty Coatings, Inc.

     (e)  NSC's  obligation  to  pay  amounts   hereunder  are  subject  to  its
withholding obligations under applicable federal, state, and local laws.

                                            NSC CORPORATION


                              By:  /s/ VICTOR J. BARNHART
                                   Victor J. Barnhart,
                                   Acting President and Chief Executive Officer


                                                ACCEPTANCE
Agreed to and accepted this ____ day of ____________, 1996.


By:      /s/ THOMAS W. BARTLETT
         Thomas W. Bartlett

                                  EXHIBIT A


     (A) I agree that while I am employed by NSC, I will not, directly or indirectly, compete with the business conducted by NSC.

     (B) I agree that for a period of twelve (12) months after the termination of employment, whether voluntary or involuntary, and regardless of the reason for or manner of termination, I will not, alone or with others, directly or indirectly (as owner, stockholder, partner, lender, other investor director, officer, employee, consultant or otherwise):

     (1) Solicit, perform or engage in any business of the same or similar nature to the business of NSC, or which is competitive with the business of NSC, anywhere within the Restricted Area as hereinafter defined; and

     (2) Sell, attempt to sell, provide or attempt to provide any products or services (in competition with those products or services which I sold or provided on behalf of NSC) to, or solicit, perform, engage in, divert or accept any business of the same or similar nature to the business of NSC from, any person, firm or entity:

     (a) residing, maintaining a principal place of business or located within the Restricted Area;


     (b) who was a customer of NSC within the Restricted Area during the last twenty-four (24) months of my employment; or

     (c) to whom I sold, attempted to sell, provided or attempted to provide such products or services during the last twenty-four (24) months of my employment with NSC.

     (3) Induce or attempt to induce any customer of NSC to reduce such customer's business with NSC or divert such customer's business from NSC, by direct advertising, solicitation or otherwise.


     (4) Disclose the names of any customers or potential customers of NSC to any other person, firm, corporation or other entity.


     I agree that I will comply with the most restrictive of the provisions specified in subsections (1), (2)(a) through (c), (3) and (4) above which is allowed by applicable state law. The parties agree that if enforcement of this Agreement is sought, the enforcing court should select the most restrictive provisions appropriate under applicable state law.


     (C) I agree that while I am employed by NSC and for a period of twelve (12) months after termination of my employment for any reason, voluntary or involuntary, with or without Cause, I will not directly or indirectly hire, or attempt to hire any employee of NSC nor will I encourage or induce any employee of NSC to terminate employment with NSC.

     (D) "Restricted Area" shall mean and include each and every state or territory in which NSC has conducted or solicited any business within the twenty-four (24) months immediately preceding the termination of my employment and up to and including the date of the termination of my employment. "Customer" shall mean any person, firm or other entity, or any parent, subsidiary or affiliate thereof, with which NSC has had a contract, engaged in any business with or for which NSC has performed any services within the twenty-four (24) months immediately preceding the termination of my employment and up to and including the date of the termination of my employment. "Potential Customer" shall mean any person, firm or other entity, or any parent, subsidiary or affiliate thereof, from which NSC has solicited or attempted to solicit any business, or to which NSC has submitted any bid or written or oral proposal, within the twenty-four (24) months immediately preceding the termination of my employment and up to and including the date of the termination of my employment.


     (E) I acknowledge that during the term of my employment, I will be making use of, acquiring, or adding to NSC's Classified Information. In order to protect the Classified Information, I will not, during the term of my employment with NSC or thereafter, in any way utilize any of the Classified Information except in connection with my employment by NSC. I will not copy, reproduce, or remove from NSC's premises the original or any copies of the Classified Information and I will not disclose any of the Classified Information to anyone.